EXHIBIT (1)(a)

RESOLUTION OF BOARD OF DIRECTORS OF

TRANSAMERICA FINANCIAL LIFE INSURANCE COMPANY

CERTIFICATION

I, Elizabeth Belanger, being the duly elected Vice President of Transamerica Financial Life Insurance Company, a New York insurance company, hereby certify that the following is a true and correct copy of the resolution adopted by the Board of Directors of said company at a meeting held on the 29th of March 2011, and that said resolution is still in full force and effect:

RESOLVED, that the officers of the Company be and they hereby are authorized to establish the “Separate Account VA QQ”, separate accounts for the purpose of selling approved variable insurance contracts;

BE IT FURTHER RESOLVED, that the officers of this company be and they hereby are authorized and instructed to take any and all actions necessary in order to carry out the powers hereby conferred, including but not limited to, the filing of any statement and amendments thereto with the Securities and Exchange Commission, execution of any and all required underwriting agreements, state regulatory filings, Blue Sky filings, policy filings, and to execute any and all other documents that may be required by any Federal, state or local regulatory agency in order to operate the separate account.

IN WITNESS WHEREOF, I have hereby signed this certification this 5th day of April, 2011.

: /s/ Elizabeth Belanger
Elizabeth Belanger
Vice President
Transamerica Financial Life Insurance Company